Exhibit 99.2

MRV COMMUNICATIONS TO ISSUE SPECIAL DIVIDEND

MRV to Distribute $75 million to Stockholders of Record as of
October 20, 2011

Chatsworth, California, October 20, 2011 — The Board of MRV Communications, Inc. (OTC Pink Sheets: MRVC) announced today that it will distribute $75 million via a special dividend on November 1, 2011 to stockholders of record as of October 20, 2011.

Additionally, to ensure MRV option holders are not adversely impacted by the dividend, the Board has approved a staggered cash payment to option holders equal to the loss in fair value of their options attributable to the dividend. The first installment of this payment will be paid out immediately following the special dividend, and a more substantial final installment (conditioned upon continuous service to MRV) will be paid out twelve months following.

The Board also disclosed that it had been advised by Houlihan Lokey in connection with an analysis of the feasibility of the cash dividend. Houlihan Lokey has also been engaged to advise the Board in connection with the Company’s strategic and capital allocation alternatives. There can be no assurances that any additional action will result from this strategic review.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates research and development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit http://www.mrv.com.